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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Entity	State or Other Jurisdiction of Incorporation or Organization
WJ Newco, LLC	Delaware
WJ Communications (Shanghai) Limited	China
Watkins Johnson Environmental	California

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  Exhibit 21.1